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                      [Price Enterprises, Inc. Letterhead]



The Price Group LLC
7979 Ivanhoe Avenue, Suite 520
La Jolla, CA  92037

                                                                   July 26, 2001

     Re:  Conversion of Excel Legacy Corporation Note
          -------------------------------------------

Gentlemen:

     This Agreement will confirm our agreement, effective as of April 12, 2001, as to the terms and conditions on which Price Enterprises, Inc. ("Enterprises") agrees to convert that certain Secured Promissory Note of Excel Legacy Corporation ("Legacy") to The Price Group LLC ("The Price Group"), as the assignee of The Sol and Helen Price Trust, in the principal amount of $9,347,150 (the "Price Note"), into 1,681,142 shares of Series B Preferred Stock and a warrant to purchase 233,679 shares of Enterprises common stock. This Agreement amends and restates that certain letter agreement of the parties hereto dated April 12, 2001, which shall be of no further force and effect.

     Certain capitalized terms in this Agreement have the meaning indicated in item 6 below.

     1. Conversion. In consideration for the cancellation and delivery to Enterprises of the Price Note and all related documentation, including without limitation the pledge agreement and collateral relating thereto, immediately following the consummation of the Merger and the Warburg Issuance:

          1.1. Issuance of Shares and Warrants. Enterprises shall (i) issue to The Price Group, or its designee, 1,681,142 shares of Series B Preferred Stock (the "Price Group Share Issuance"), (ii) issue to The Price Group, or its designee, a warrant (the "Price Group Warrant") to purchase 233,679 shares of Enterprises common stock at a purchase price of $8.25 per share and otherwise in the form and on the terms set forth in the form of warrant agreement attached as Exhibit D to the Warburg Agreement (the "Price Group Warrant Issuance"), and (iii) pay to The Price Group, or its designee, in cash, all accrued but unpaid interest on the Price Note through the date of such Price Group Share Issuance and Price Group Warrant Issuance.

          1.2. Registration Rights Agreement. The Price Group, or its designee, shall be made a party to the Registration Rights Agreement, which shall be modified to provide that, except for purposes of the provisions of Sections 2(a)(i) and 2(c) thereof which relate to the right to assert demand registration rights, The Price Group, or its designee, shall be an "Investor" for all purposes under the Registration Rights Agreement and shall



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     have all of the rights and obligations of an "Investor" set forth therein, including, without limitation, the right to include all or part of its Registrable Securities in a registration pursuant to either such Section on the same basis as an Investor.

     2. Authority; Consents. Each party to this Agreement hereby represents and warrants that (subject, in the case of Enterprises, to the approvals to be obtained by it as a condition to the consummation of the Merger and/or the Warburg Issuance) (i) such party has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder, (ii) this Agreement has been duly and validly executed and delivered by such party and constitutes a valid and binding agreement of such party, enforceable against such party in accordance with its terms, and (iii) the execution, delivery and performance of this Agreement, and the performance by such party of its obligations hereunder, do not and will not contravene any order or decree presently in effect which affects or binds such party, or require the authorization, consent or approval of any third party.

     3. Share Issuance. Enterprises represents and warrants that (i) the shares of Series B Preferred Stock to be issued pursuant to the Price Group Share Issuance, and the shares of Enterprises common stock issuable upon conversion of such shares and upon exercise of the Price Group Warrant, when so issued, will be duly authorized, validly issued, fully paid, and nonassessable and (ii) such shares of Enterprises common stock, when issued, will be approved for listing on The Nasdaq Stock Market or, if applicable, such other national securities exchange(s) where Enterprises common stock is listed.

     4. Warburg Consent. The Warburg Entities hereby acknowledge and consent to the transactions contemplated by this Agreement for all purposes under the Warburg Agreement and related documentation.

     5. Further Assurances. The parties hereby agree to use all reasonable efforts to take, or cause to be taken and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

     6. Definitions.

          "Merger" means the merger of a subsidiary of Enterprises with and into Legacy pursuant to the Merger Agreement.

          "Merger Agreement" means that certain Agreement and Plan of Merger, dated as of March 21, 2001, by and among Enterprises, Legacy and PEl Merger Sub, Inc.

          "Registration Rights Agreement" means the Price Enterprises, Inc. Registration Rights Agreement in the form attached as Exhibit C to the Warburg Agreement.

          "Series B Preferred Stock" means the 9% Series B Junior Convertible Redeemable Preferred Stock having the rights, preferences, privileges and restrictions set forth in the Amended Articles of Incorporation attached as Exhibit F to the Warburg Agreement.

          "Warburg Agreement" means that certain Securities Purchase Agreement, dated as of March 21, 2001, by and among Enterprises and the Warburg Entities.


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          "Warburg Entities" means Warburg, Pincus Equity Partners, L.P. and certain of its affiliates who are parties to the Warburg Agreement.

          "Warburg Issuance" means the sale by Enterprises to the Warburg Entities of shares of Series B Preferred Stock and warrants to purchase shares of Enterprises common stock pursuant to the Warburg Agreement.

     7. Notices. Notices provided hereunder, or given pursuant hereto, shall be given by messenger or courier service (with appropriate receipt requested) or by certified or registered mail, return receipt requested, and shall be effective one day after the date on which sent if given by messenger or courier service, and five days after the date on which sent if given by certified or registered mail. Such notices shall be addressed as follows:

     If to Enterprises or Legacy:
     ----------------------------

          Price Enterprises, Inc.
          17140 Bernardo Center Drive, Suite 300
          San Diego, CA  92128
          Attention:  Gary B. Sabin

     With a copy to:

          Latham & Watkins
          12636 High Bluff Drive, Suite 300
          San Diego, CA  92130
          Attention:  Scott N. Wolfe, Esq.

     and

          Munger, Tolles & Olson LLP
          355 South Grand Avenue, 35th Floor
          Los Angeles, CA  90071-1560
          Attention:  Simon M. Lorne, Esq.

     If to The Price Group:
     ----------------------

          The Price Group LLC
          7979 Ivanhoe, Suite 520
          La Jolla, CA  92037
          Attention:  Sol Price

     With a copy to:

          Munger, Tolles & Olson LLP
          355 South Grand Avenue, 35th Floor
          Los Angeles, CA  90071-1560
          Attention:  Simon M. Lorne, Esq.


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     If to the Warburg Entities:
     ---------------------------

          Warburg, Pincus Equity Partners, L.P.
          466 Lexington Avenue, 10th Floor
          New York, NY  10017
          Attention:  Reuben S. Leibowitz

     With a copy to:

          Willkie Farr & Gallagher
          787 Seventh Avenue
          New York, NY  10019
          Attention:  Steven A. Seidman, Esq.

or, in any case, to such other or additional person or persons and address or addresses as may be set forth in a notice given in accordance with the foregoing provision.

     8. Applicable Law. This Agreement is made under and shall be enforced in accordance with the internal laws of the State of California without regard to the laws and rules of said state relating to conflicts of laws.

     9. Time of Essence. Time is of the essence of all provisions in this Agreement in which a date or period of time is set forth or established.

     10. Entire Agreement. This Agreement contains the entire and complete Agreement of the parties hereto related to the subject matter hereof, replaces and supersedes any and all prior representations and understandings of either party to the other relating to the subject matter hereof, and shall not be modified by parol evidence or otherwise except by a subsequent writing duly executed by the parties hereto.

     11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

     12. Modification. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by the parties hereto.

     13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and the remaining provisions of this Agreement shall remain unaffected and in full force and effect.

     14. Waiver. Any failure by a party hereto, at any time or times hereafter, to require strict performance by the other party or parties hereto of any provisions of this Agreement shall not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance herewith.


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     15. Public Disclosures. Each party hereto agrees not to issue any press release, make any filing or otherwise give publicity to the contents of this Agreement except to the extent it is reasonably required to do so by law or regulation and, in any event, without first giving the other party or parties hereto reasonable opportunity to review, and to make reasonable revisions to, the content of such public disclosure.


                                      * * *


     If the foregoing provisions accurately reflect our agreement, please so indicate by executing this Agreement as indicated in the space below, at which point it shall become a binding agreement between us.


                                        Very truly yours,


                                        Price Enterprises, Inc.

                                        By /s/ S. Eric Ottesen
                                           -------------------------
                                        Its S.V.P.


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ACCEPTED AND AGREED:

The Price Group LLC


By /s/ James Cahill
   --------------------------
Its Manager



Excel Legacy Corporation


By /s/ Richard B. Muir
   ---------------------------

Its Executive Vice President


Warburg, Pincus Equity Partners, L.P.
Warburg, Pincus Netherlands Equity Partners I, C.V.
Warburg, Pincus Netherlands Equity Partners II, C.V.
Warburg, Pincus Netherlands Equity Partners III, C.V.

By:  Warburg, Pincus & Co., its General Partner

By  /s/ Reuben S. Leibowitz

Its Partner


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